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                            PATENT LICENSE AGREEMENT


                                TABLE OF CONTENTS

                    PREAMBLE

                    ARTICLES:

                    I    DEFINITION
                    I    GRANT
                    III  DUE DILIGENCE
                    IV   ROYALTIES
                    V    REPORTS AND RECORDS
                    VI   PATENT PROSECUTION
                    VII  INFRINGEMENT
                    VIII PRODUCT LIABILITY
                    IX   EXPORT CONTROLS
                    X    NON-USE OF NAMES
                    XI   ASSIGNMENT
                    XII  TERM AND TERMINATION
                    XIII PAYMENTS, NOTICES AND OTHER COMMUNICATIONS XIV ARBITRATION
                    XV   MISCELLANEOUS PROVISIONS


     This Agreement is made and entered into this 8th day of September, 1994, (the Effective Date) by and between THE UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC., a not-for-profit corporation duly organized and existing under the laws off the State of Florida; and having its principal of five at 223 Grinter Hall, Gainesville, Florida, 32611-2037, U.S.A. (hereinafter referred to UFRFI), and APOLLO GENETICS, INC., a corporation duly organized under the laws of the State of Delaware and having its principal office at 222 Third Street, Suite 3121, Cambridge, Massachusetts 02142 (hereinafter referred to as LICENSEE).

                                   WITNESSETH

     WHEREAS, UFRFI is the owner of certain "Patent Rights" (as later defined herein) by assignment from the University of Florida (hereinafter referred to as University) relating to UFRFI Case No. 1229 entitled "ESTROGEN RESPONSIVENESS DIAGNOSTIC," invented by [ * ] filed in the United States Patent and Trademark Office on September 8, 1994, and has the right to grant licenses under said Patent Rights;

* Confidential treatment has been requested for marked portion


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     WHEREAS, UFRFI desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder, subject only to a royalty-free, non-exclusive license to be granted to the United States government, as required by law;

     WHEREAS, LICENSEE has represented to UFRFI to induce UFRFI to enter into this Agreement, that LICENSEE is familiar with the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein) and/or the use of the "Licensed Process(es)" (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights commercially so that public utilization and royalty income to UFRFI shall result therefrom;

     WHEREAS, LICENSEE desires to obtain a license from UFRFI under the Patent Rights upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meaning:

     1.1  "LICENSEE" shall mean all of the following:

          (a) a related company of LICENSEE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by LICENSEE;

          (b) an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE;

          (c) an organization, the majority ownership of which is directly or indirectly common to the ownership of LICENSEE.

     1.2 "Patent Rights" shall mean all of the following UFRFI intellectual property:

          (a) the United States and foreign patents and/or patent applications listed in Exhibit A;

          (b) United States and foreign patents issued from the applications listed in Exhibit A and from divisionals and continuations of these applications;

          (c) U.S. continuation-in-part applications and foreign continuation-in-part applications, and the resulting patents, based on the U.S. and foreign applications listed in Exhibit A;

          (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United


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               States patents and/or patent applications described in (a), (b), or (c) above;

          (e) any reissues of United States patents described in (a), (b), (c), or (d) above.

     1.3  A "Licensed Product" shall mean any product or part thereof which:

          (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Products is made, used or sold;

          (b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used in which such product or part thereof is used or sold;
          (c) is derived from Patent Rights, Know-How (as later defined herein), and/or trade secrets related to or described in Patent Rights;

          (d) is sold, manufactured or used in any country under this Agreement.

     1.4  A "Licensed Process" shall mean:

          (a) any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights;

          (b) is derived from Patent Rights, Know-How, and/or trade secrets related to or described in Patent Rights;

          (c) is sold, manufactured or used in any country under this Agreement.

     1.5 "Net Sales" shall mean LICENSEE's billings, for Licensed Products and Licensed Processes produced hereunder invoiced to independent third parties less the sum of the following:

          [ * ]

Licensed Products shall be considered "sold" when payment is received by LICENSEE. [ * ]

* Confidential treatment has been requested for marked portion


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     1.6  "Know-How" shall mean any and all technical data, information, or knowledge which relate to the Licensed Product, the Licensed Process or the manufacture, marketing, registration, purity, quality, potency, safety, and efficacy of the Licensed Product or Licensed Process.

     1.7 "University Inventions" shall mean individually and collectively all inventions, improvements and/or discoveries patentable or unpatentable, which are conceived and/or made by one or more employees of University. For the purposes of this Paragraph, the "making" of inventions shall be governed by U.S. laws of inventorship.

     1.8 "Joint Inventions" shall mean individually and collectively all inventions, improvements and/or discoveries patentable or unpatentable, which are conceived and/or made jointly by personnel of University (including faculty and employees) and of LICENSEE. For the purposes of this Paragraph, the "making" of inventions shall be governed by U.S. laws of inventorship.

     1.9 "University Patents" shall mean collectively and individually any and all United States and foreign patent applications and any and all issued United States Letters Patents and foreign patents owned by University which pertain to University Inventions under this Agreement.

     1.10 "Joint Patents" shall mean collectively and individually any and all United States and foreign patent applications and any and all issued United States Letter Patents and foreign patents jointly owned by LICENSEE and University under this Agreement.

     1.11 "Non-Affiliated Third Party Sublicensee" shall mean any sublicensee company or organization not related to or controlled by LICENSEE.

     1.12 "Sublicense Income" shall mean the net royalties (including advanced royalties or "lump-sum" payments) actually received by LICENSEE from Non Affiliated Third Party Sublicensee under the license herein granted, after the deduction of all reasonable legal costs, documented by credible written evidence provided to UFRFI, actually incurred by LICENSEE in connection with the negotiation and procurement of the pertinent sublicenses.

                                ARTICLE II- GRANT

     2.1 UFRFI hereby grants to LICENSEE the right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes throughout the world in any and all fields of use to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms


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          hereof, subject to the non-exclusive licensed granted to the United
          States Government.

     2.2 In order to establish exclusivity for LICENSEE, UFRFI hereby agrees that it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes throughout the world in any and all fields of use during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration of this Agreement.

     2.3 UFRFI reserves the right to practice under the Patent Rights for its own noncommercial research purposes.

     2.4 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder. However, Licensee shall notify UFRFI in writing of the initiation of license negotiations with all potential Non-Affiliated Third Party Sublicensees.

     2.5 LICENSEE hereby agrees that every Non-Affiliated Third Party Sublicensee agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE's exclusive rights, privileges and license hereunder shall terminate. LICENSEE agrees that any sublicense granted hereunder shall provide that the obligations to UFRFI under Article I (Definitions), II (Grants), V (Reports and Records), VII (Infringement), VIII (Product Liability), IX (Export Controls), X (Non-Use of Names), XII (Term and Termination), XIV (Arbitration), and XV (Miscellaneous Provisions) of this Agreement shall be binding on upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of such Articles to each sublicense agreement.

     2.6 LICENSEE agrees to forward to UFRFI a copy of any and all Non-Affiliated Third Party Sublicensee agreements within thirty (30) days of the execution of such sublicensee agreements and further agrees to forward to UFRFI annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

     2.7 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of UFRFI.

     2.8 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein; provided, however, that LICENSEE shall have the exclusive right to negotiate with any Non-Affiliated Third Party Sublicensee in connection with Know-How resulting from any Licensed Product sublicensed by LICENSEE hereunder.


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     2.10 Any patent applications made or patents issued from Joint Inventions shall be filed in University's and LICENSEE's names, and the portion thereof not made by University personnel shall belong to LICENSEE and shall not be subject to the provisions of this Agreement. In determining royalty rates in licenses to such patent applications or patents resulting from the joint effort of LICENSEE and University, there shall be taken into consideration the relative contributions of the respective joint inventors of the invention.

     2.11 Any controversy, dispute or claim arising out of, or relating to, any provisions of this Paragraph 2 which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by arbitration in accordance with the provisions of Article XIV of this Agreement.

     2.12 LICENSEE agrees that for Licensed Products covered by Patent Rights that are subject to the non-exclusive royalty-free license to the United States government, such Licensed Products will be manufactured substantially in the United States, in accordance with applicable federal law.

     2.13 LICENSEE further agrees that it shall abide by all rights and limitations of U.S. Code Title 35, Chapter 38, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

                           ARTICLE III - DUE DILIGENCE

     3.1 LICENSEE shall use diligent efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights to attain maximum commercialization of Licensed Products and Licensed Processes.

     3.2 LICENSEE's failure to perform in accordance with Paragraph 3.1 above shall be grounds for UFRFI to terminate this Agreement pursuant to Paragraph 12.4 hereof.

                             ARTICLE IV - ROYALTIES
     4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to UFRFI in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

          (a) An annual License Maintenance Fee payable commencing on January 1, 1999 and on January 1 of each year thereafter; provided, however, that such fee shall be waived for each year in which LICENSEE milestones for such year have been achieved. The LICENSEE milestones shall be the subject of mutual agreement and are attached hereto and incorporated herein by reference as Exhibit B. The first License Maintenance Fee shall be the sum of [ * ] Dollars ($[ * ]), and each successive License
               Maintenance Fee payable hereunder shall be increased by [ *

* Confidential treatment has been requested for marked portion



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               * ] Dollars ($[ * ]) until the License Maintenance Fee is
               [ * ] Dollars ($[ * ]). Thereafter, the License
               Maintenance Fee shall be [ * ] Dollars ($[ * ]) per year during the remainder of the term of this Agreement. The License Maintenance Fee for a given year shall be creditable against any Running Royalties subsequently due during said year under subparagraph 4.1(b) below.

          (b) Running Royalty in an amount equal to [ * ] ([ * ]%) of the Net Sales of the Licensed Products of Licensed Processes used, leased or sold by or for LICENSEE.

     4.2 In the event LICENSEE grants any sublicenses to Non-Affiliated Third Party Sublicensees during the term of this Agreement, then for each such sublicense, LICENSEE shall pay UFRFI an additional royalty at the rate of [ * ] percent ([ * ]%) of the Sublicense Income collected by LICENSEE under such sublicense.

     4.3 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

     4.4 Royalty payments shall be paid in United States dollars in Gainesville, Florida or at such other place as UFRFI may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     4.5 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall equal to the maximum permitted royalty under such law or regulations. Notice of said event shall be provided to UFRFI. An authorized representative of LICENSEE shall notify UFRFI, in writing, within thirty (30) days of discovering that such royalties are approaching or have reached the maximum amount, and shall provide UFRFI with written documentation regarding the laws or regulations establishing such maximum.

     4.6 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable by LICENSEE under this Agreement, and LICENSEE determines in good faith that it must pay such taxes, LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of UFRFI and payment of the net amount due after reduction by the amount of such taxes, shall fully satisfy LICENSEE's royalty obligations under this Agreement. LICENSEE shall provide UFRFI with appropriate receipts or other documentation supporting such payment. LICENSEE

* Confidential treatment has been requested for marked portion

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          shall inform UFRFI in writing, within thirty (30) days of notification that taxes will or have been levied by a taxing authority.

                         ARTICLE V - REPORTS AND RECORDS

     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UFRFI hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open to inspection on behalf of UFRFI upon reasonable notice during reasonable business hours to the extent necessary for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Such inspection shall be made not more than often than once each calendar year at the expense of UFRFI by a Certified Public Accountant appointed by UFRFI and to whom LICENSEE has no reasonable objection. LICENSEE shall not be required to retain such records for more than five (5) years after the close of any calendar half-year.

     5.2 LICENSEE, within forty-five (45) days after June 30 and December 31, of each year, shall deliver to UFRFI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following;

          (a)  number of Licensed Products manufactured and sold.

          (b)  total billings for Licensed Products sold.

          (c)  accounting for all Licensed Processes used or sold.

          (d)  deductions applicable as provided in Paragraphs 1.5 and 1.13.

          (e)  total royalty due.

          (f)  names and addresses of all sublicensees of LICENSEE.

          (g) A progress report on patent filings in each country, including the serial number, name of patent application, name of inventors and status of each patent application covering Licensed Products or Licensed Processes.

     5.3 With each such report submitted, LICENSEE shall pay to UFRFI the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

     5.4 The royalty payments, license fees, and reimbursement for patent-related expenses set forth in this Agreement shall, if overdue, bear interest until payment at the


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          monthly rate of one percent (1%). The payment of such interest shall not foreclose UFRFI from exercising any other rights it may have as a consequence of the lateness of any payment.

     5.5 On or before the sixtieth (60th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide UFRFI with an audited financial statement for the preceding fiscal year.


                         ARTICLE VI - PATENT PROSECUTION

     6.1 LICENSEE shall, in the name of the University of Florida, apply for, seek issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in foreign countries. The prosecution, filing and maintenance of all Patent Rights patents and applications shall be the primary responsibility of LICENSEE. LICENSEE shall seek patent extension for patents licensed under the Patent Rights in the United States and in such foreign countries as may be designated by LICENSEE, under such applicable laws and regulations throughout such countries, where such patent extension rights are available currently or are available in the future. LICENSEE shall keep University advised as to all developments with respect to the Patent Rights and shall supply to University copies of all correspondence and papers received in connection therewith within ten
          (10) business days of receipt or filing thereof. As required by law, LICENSEE must provide all correspondence to and advise UFRFI in a timely manner in order to permit UFRFI to comment on all actions before they are taken by LICENSEE's patent counsel. All final decisions with respect to prosecution of the Patent Rights are reserved to UFRFI, as required by law.

     6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of LICENSEE.

     6.3 If LICENSEE directs that a patent application be filed on University Inventions, LICENSEE shall promptly prepare, file and prosecute a patent application or applications in the University's name, and/or any pertinent continuation, continuation-in-part and/or reissue application(s) thereof in the United States directed to such University Inventions. University shall thereafter assign all such University Inventions to UFRFI. LICENSEE shall bear all expenses incurred in connection with such preparation, filing and prosecution of U.S. and foreign patent application(s) and patents directed to University Inventions. UFRFI shall cooperate with LICENSEE to assure that such application or applications, and any such continuation, continuation-in-part and/or reissue application(s) thereof will cover, to the best of UFRFI's knowledge, all items of commercial interest and importance. LICENSEE shall keep UFRFI advised as to all developments with respect to such application or applications, and/or continuation, continuation-in-part and reissue application(s) and shall supply to UFRFI copies of all papers received within ten (10) business days of receipt and in sufficient time for UFRFI to comment thereon. UFRFI shall have the right to advise and


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          cooperate with LICENSEE in such prosecution, and such advice shall not be rejected unreasonably. All final decisions with respect to prosecution of said application(s), and said continuation, continuation-in-part and reissue applications, and selection of patent counsel are reserved to UFRFI.

     6.4 If LICENSEE elects not to exercise its option(s) pursuant to this Agreement, or decides to discontinue the financial support of the prosecution or maintenance of the protection of the Patent Rights in the United States and in foreign countries, or is grossly negligent in its prosecution or maintenance of the protection thereof, UFRFI shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at UFRFI's sole expense.

                           ARTICLE VII - INFRINGEMENT

     7.1 LICENSEE shall inform UFRFI promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

     7.2 During the term of this Agreement, UFRFI shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of Patent Rights. If UFRFI prosecutes any such infringement, LICENSEE agrees that UFRFI may include LICENSEE as a co-plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by UFRFI shall be borne by UFRFI and UFRFI shall keep any recovery or damages for past infringement derived therefrom.

     7.3 If within three (3) months after having been notified of any alleged infringement or such shorter time proscribed by law, UFRFI shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRFI shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and LICENSEE may, for such purposes, use the name of UFRFI as party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRFI, which consent shall not unreasonably be withheld; provided, however, that LICENSEE shall indemnify UFRFI against any order for costs that may be made against UFRFI in such proceedings, in accordance with this Paragraph.

     7.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due UFRFI hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Said withholding of royalties shall begin no earlier than


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          the date LICENSEE first receives a bill for professional services or expenses associated with the enforcement and/or defense of the Patent Rights. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of UFRFI for any royalties past due or withheld with interest and applied pursuant to this Article VII.

     7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against LICENSEE, UFRFI, at its option, shall have the right, within thirty
          (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

     7.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                        ARTICLE VIII - PRODUCT LIABILITY

     8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRFI and the University, their trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees whether arising from a third party claim or resulting from UFRFI's enforcing this indemnification clause against LICENSEE, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder. LICENSEE's indemnification under this Paragraph 8.2 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the intentional wrongdoing or intentional misconduct of UFRFI and the University, their trustees, officers, employees and affiliates.

     8.2 In the event any such action is commenced or claim made or threatened against UFRFI or other indemnitees whom LICENSEE is obligated to indemnify or hold harmless, UFRFI or the other indemnitees shall promptly notify LICENSEE of such event. LICENSEE shall have the right to participate in the defense of that part of any such claim or action commenced or made against UFRFI (or other indemnitees) which relates to LICENSEE's indemnification, and LICENSEE shall not be liable to UFRFI or other indemnitees in account of any settlement of any such claim or litigation affected without LICENSEE's consent, which consent shall not be unreasonably withheld or delayed.


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

     8.3 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and UFRFI in regard to events covered by Paragraph 8.1 above.

     8.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRFI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

                          ARTICLE IX - EXPORT CONTROLS

     LICENSEE hereby agrees that it shall not sell, transfer, export or reexport any Licensed Products or Licensed Processes or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or reexport any such Licensed Products or Licensed Processes or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. LICENSEE shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or reexport. To the extent not inconsistent with this Agreement, UFRFI agrees to provide LICENSEE with such assistance as it may reasonably request in obtaining such licenses, permits or authorization.

                          ARTICLE X - NON-USE OF NAMES

     LICENSEE shall not use the names of the University of Florida or University of Florida Research Foundation, Inc. nor of any of either institution's employees, nor any q M adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UFRFI in each case, except that LICENSEE may state that it is licensed by UFRFI under one or more of the patents and/or applications comprising the Patent Rights.

                             ARTICLE XI- ASSIGNMENT

     This Agreement is not assignable and any attempt to do so shall be void except in the case of a transfer of substantially all of the assets of one of the parties hereto. This Agreement shall bind the parties, their successors resulting from merger, and their permitted assigns.

                       ARTICLE XII - TERM AND TERMINATION

     12.1 Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect until the last to expire of any patent claim included in the Licensed Products.

     12.2 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by UFRFI.


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     12.3 Should LICENSEE fail to pay UFRFI royalties due and payable hereunder,
          UFRFI shall have the right to terminate this Agreement on thirty (30) days' notice, unless LICENSEE shall pay UFRFI within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) days period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

     12.4 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 12.2 and 12.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 12.4, UFRFI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period. If UFRFI terminates this Agreement pursuant to the terms hereof, the Research Agreement shall concurrently terminate on the effective date of termination of this Agreement, and the Research Agreement shall be terminated in accordance with Paragraph 4.2 and Article X of the Research-Agreement.


     12.5 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' written notice to UFRFI, and upon payment of all amounts due UFRFI through the effective date of the termination.

     12.6 UFRFI may terminate this Agreement upon the occurrence of the third separate default by LICENSEE within any consecutive three (3) year period for failure to pay royalties when due.

     12.7 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to UFRFI the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

     12.8 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from UFRFI.

     12.9 BANKRUPTCY.

          (a)  Notice of Assumption of Rejection.

               (i) In the event that either party files or has filed against it a petition under the Federal Bankruptcy Code (11 U.S.C. Sections 1, et seq.) (the "Bankruptcy Code"), is adjudged bankrupt, or files or has filed against it a petition for reorganization or arrangement under any law relating to bankruptcy or similar laws for the protection of debtors, whether under the laws of the United States and its political subdivisions or otherwise, such party shall (1) notify the other party thereof within ten
                    (10) days after the filing of such petition or such adjudication, and (2), within thirty (30) days after the filing of such petition, shall notify the other party of the party's assumption or rejection of this Agreement, and shall file a petition with the appropriate court for approval of all other action as may be necessary to obtain the approval of such petition and of such assumption of rejection.

               (ii) If such party does not: (1) within thirty (30) days after the occurrence of any of the foregoing events, notify the other party of its assumption or rejection of this Agreement or file the petition, or (2) thereafter diligently take all other action necessary for the approval of the foregoing petition or of such assumption or rejection, such party shall be deemed to have rejected this Agreement. Each party acknowledges that, for purposes of Section 365 of the Bankruptcy Code and similar provisions of any other or future similar laws relating to any party's assumption or rejection of any executory contract, a period of thirty (30) days after the date of any filing or adjudication described above shall constitute a reasonable time in which such party shall assume or reject this Agreement and a party shall be deemed to have not diligently taken all action necessary for the approval of the foregoing petition or of such assumption or rejection if such petition, assumption or rejection is not approved by the appropriate court within sixty (60) days after the filing of the petition for such assumption or rejection.

          (b)  Conditions to Assumption.

               No election by any party, or any successor-in-interest to such party, to assume this Agreement as contemplated by paragraph (a) above shall be effective unless each of the following conditions, each of which each party acknowledges is commercially reasonable in the context of a bankruptcy or similar proceeding, has been satisfied by such party and each of the other parties has acknowledged such satisfaction in writing:

               (1) CURE. Such party has cured, or has provided the other party adequate assurances that:

                    (A) Monetary Defaults. Within ten (10) days from the date of such assumption such party will cure all monetary defaults under this Agreement; and

                    (B) Non-Monetary Defaults. Within thirty (30) days from the date of such assumption such party will cure all non-monetary defaults under this Agreement.

               (2) PECUNIARY LOSS. Such party has compensated or has provided to the other party adequate assurances that within ten (10) days from the date of assumption the other party will be compensated for any pecuniary loss incurred by the party arising from any default of such party under this Agreement prior to the assumption.

               (3) FUTURE PERFORMANCE. Such party has provided the other party with adequate assurances of the future performance of such party's obligations under this Agreement.

          (c)  Termination.

               This Agreement shall terminate upon the rejection of this Agreement as contemplated by this Paragraph by any party or successor-in-interest thereto.

          (d)  No Transfer.

               Neither any party's interest in this Agreement nor any portion thereof shall pass to any trustee, receiver, or assignee for the benefit of creditors, or any other person or entity or otherwise by operation of law under the Bankruptcy Code or the insolvency laws of any state having jurisdiction of the person or property of such party unless the other party shall consent to such transfer in writing.

            ARTICLE XIII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:


     In the case of UFRFI:

          President
          University of Florida Research Foundation, Inc.
          223 Grinter Hall
          Gainesville, Florida 32611


     With copy to:

          Director
          Office of Patent, Copyright and Technology
          Licensing
          186 Grinter Hall
          Gainesville, Florida 32611

     All payments to:

          Director
          Office of Patent, Copyright and Technology
          Licensing
          186 Grinter Hall
          Gainesville, Florida 32611

PLEASE MAKE ALL CHECKS PAYABLE TO:

          UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

     In the case of LICENSEE:

          President
          Apollo Genetics, Inc.
          222 Third Street
          Cambridge, Massachusetts 02142


     With copy to:

          Bromberg & Sunstein
          10 West Street
          Boston, Massachusetts 02111

                            ARTICLE XIV - ARBITRATION

     14.1 Any controversy or claim arising out of, or relating to, any provisions of this Agreement or the breach thereof which cannot otherwise be resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

     14.2 Notwithstanding the foregoing, nothing in this Article XIV shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                      ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.2 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.3 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.5 The parties adopt and incorporate Article VII, the confidentiality section of the attached Research Agreement, as though incorporated herein.

     15.6 For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

     15.7 This Agreement may be signed in counterparts which collectively shall constitute a single agreement.

     15.8 Neither party shall be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

     15.9 The parties each, at any time or from time to time, shall execute and deliver or cause to be delivered such further assurances, instruments or documents as may be reasonably necessary to fulfill the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By   /s/ Karen A. Holbrook
   ---------------------------

Name Karen A. Holbrook, Ph.D
     -------------------------

Title President
      ------------------------

Date   9/14/94
      ------------------------

APOLLO GENETICS, INC.
By    /s/ Katherine Gordon
   ---------------------------

Name Katherine Gordon. PhD
     -------------------------

Title President
      ------------------------

Date      9/8/94
     -------------------------

                                    Exhibit A


              UNITED STATES AND FOREIGN PATENTS AND/OR APPLICATIONS


     [ * ]


* Confidential treatment has been requested for marked portion

                                    Exhibit B


                               LICENSEE MILESTONES


                                      Year


                                      [ * ]


* Confidential treatment has been requested for marked portion